Exhibit 10.1

SUMMARY OF THE COMPENSATION ARRANGEMENT FOR

TIMOTHY K. ARMOUR

THE COMPANY’S INTERIM CHIEF EXECUTIVE OFFICER

Annual Base Salary Rate:	$500,000, payable semi-monthly

Cash Bonus Incentive Target:	$2,500,000* #

Each of the above amounts will be prorated based on the time Mr. Timothy K. Armour serves as Interim Chief Executive Officer (“CEO”) for Janus Capital Group Inc. (the “Company”).  While he serves as Interim CEO, Mr. Armour is also entitled to all welfare and retirement benefits offered to other senior executives of the Company, and the Company is providing temporary housing.  The Company will also continue Mr. Armour’s medical, dental and vision benefits for a period of five years following his service as Interim CEO.

*  The actual cash bonus payment may be less than or greater than the target amount and will be prorated based on the time Mr. Armour serves as Interim CEO.  The cash bonus payment is subject to approval by the Compensation Committee and is subject to achievement of performance criteria established by the Compensation Committee in compliance with Section 162(m) of the Internal Revenue Code.

#  On July 24, 2009, Mr. Armour was also granted an immediately vested restricted stock unit award in the amount of $500,000 (39,155 shares) under the Company’s Amended and Restated 2004 Employment Inducement Award Plan.  This award was previously announced with a press release on August 6, 2009, in accordance with the New York Stock Exchange rules.